Exhibit 10.23

COMMERCIAL FEDERAL CORPORATION

EXECUTIVE LONG-TERM INCENTIVE PLAN

Contents

Section

1. Purpose of the Plan.

2. Definitions.

3. Type of Plan.

4. Term of the Plan.

5. Eligibility.

6. Performance Period.

7. Incentive Award Opportunity.

8. Performance Measures and Performance Target Levels.

9. LTIP Payouts.

10. LTIP Award Type.

11. Change of Control.

12. Payment Deferrals.

13. Administration of the Plan.

14. Extraordinary Factors/Events.

15. Non-Transferability of Awards.

16. Payout Date.

17. Plan Effective Date.

18. Amendment and Termination of the Plan.

19. Withholding Tax.

20. Income Tax.

21. No Employment or Other Rights.

1. Purpose of the Plan.

The purpose of Commercial Federal Corporation’s Long-Term Incentive Plan (“LTIP”) is to promote the growth and financial success of the Company by implementing a performance-based long-term incentive plan that will motivate and reward Participants for the achievement of Commercial Federal’s longer-term business strategies and goals. The Plan is further intended to provide the Company with the ability to attract and retain the services of eligible executives by providing competitive Incentive Award Opportunities. The LTIP supplements Commercial Federal Corporation’s Stock Option and Incentive Plans and the annual Management Incentive Plan and serves as an additional component of eligible executives’ total compensation package.

2. Definitions.

As used in this document, the following definitions apply.

(a)	“Affiliate” shall mean any “parent corporation” or “subsidiary corporation” of the Company, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

(b)	“Affiliated Company” shall mean any company controlled by, controlling or under common control with the Company.

(c)	“Award/Award Type/Award Vehicle” shall mean Stock and/or cash that has been earned in accordance with this Plan, unless the context clearly indicates a different meaning.

(d)	“Agreement” shall mean a written agreement entered into in accordance with Paragraph 13(c).

(e)	“Bank” shall mean Commercial Federal Bank, a Federal Savings Bank.

(f)	“Base Salary” shall mean a Participant’s regular base salary as of March 1 of the first year in the performance period. The base salary would exclude other forms of compensation, including incentive compensation and gains associated with stock or stock options.

(g)	“Board” shall mean the Board of Directors of the Company.

(h)	“Change of Control” shall have the meaning as defined in Section 11.

(i)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)	“Committee” shall mean the Compensation Committee appointed by the Board.

(k)	“Company” shall mean Commercial Federal Corporation and all its affiliates including, but not limited to, Commercial Federal Bank.

(l)	“Disability” has the meaning ascribed to it in Commercial Federal Bank’s Long-term Disability Plan.

(m)	“Employee” shall mean any person employed by the Company, the Bank, or any Affiliate.

(n)	“Incentive Award Opportunities” shall mean the percent of a Participant’s Base Salary which could be earned if LTIP Performance Targets are achieved.

(o)	“Participant” shall mean any person who receives an Award pursuant to the Plan.

(p)	“Payouts” shall mean Stock and/or cash that has been earned in accordance with this Plan, unless the context clearly indicates a different meaning.

(q)	“Performance Measures” shall mean Company financial and/or operational metrics which will be utilized in this Plan to measure performance and which will serve as the basis for the calculation of Payout amounts.

(r)	“Performance Targets/Levels” are specific levels of performance specified by the Committee for each of the Performance Measures.

(s)	“Plan” shall mean this Commercial Federal Corporation Long-Term Incentive Plan (LTIP).

(t)	“Plan Effective Date” shall mean the date specified in Paragraph 17.

(u)	“Retirement” and “Normal Retirement Age” shall have the same meaning as set forth in the Commercial Federal Retirement Savings Plan.

(v)	“Stock” means Common Stock of Commercial Federal Corporation which is not subject to any restrictions other than the holding periods specified in this Plan.

3. Type of Plan.

The LTIP is a multi-year performance plan, with Incentive Award Opportunities defined as percentages of the Participants’ Base Salary. Payouts are based on performance results on corporate financial and/or operational measures over the multi-year performance period and paid in either shares of Stock or cash.

4. Term of the Plan.

The Plan shall commence on the Plan Effective Date, and shall remain in effect until the Board of Directors terminate or amend the Plan pursuant to Paragraph 18 hereof.

5. Eligibility.

Participation in the Plan shall be recommended by the CEO and approved by both the Committee and Board of Directors on an annual basis. Participation shall be limited to a select group of key employees of the Company who, by their position, responsibility level and decision-making capacity, are largely responsible for the Company’s growth and financial success. Participation is also contingent upon an acceptable level of individual performance, as determined by the Committee.

Eligible individuals whose employment begins after the start of a plan period will be eligible for a prorated Award based on the date of hire or promotion to such position.

Employees whose status as a Participant ends prior to the end of a plan period for any reason other than retirement, death or disability would lose eligibility for Payouts under the Plan. If termination is the result of retirement, death, or disability, the Award could be made in full or prorated for the year in which termination occurs, at the Board’s discretion.

6. Performance Period.

The LTIP is a multi-year performance plan. Each year a new multi-year plan cycle will commence. The initial performance period in this Plan will run for three years (e.g., the 2004 Plan would run from January 1, 2004 through December 31, 2006). The initial performance period will commence on the Plan Effective Date.

7. Incentive Award Opportunity.

Each year, the CEO will recommend total long-term Incentive Award Opportunities for each eligible Participant and the percent of the total long-term Incentive Award Opportunity attributable to the Company’s Stock Option and Incentive Plan and the Long-Term Incentive Plan to the Committee. These recommendations are based on the Company’s compensation philosophy and stock ownership targets, which states that long-term incentives are utilized in order to provide eligible executives with total direct compensation that approximately equals market median levels when Performance Targets are achieved or exceeded. The Incentive Award Opportunities are expressed as percentages of base salaries.

The Committee shall have discretion to adopt, or amend and adopt, the recommendations of the CEO or otherwise set the long-term Incentive Award Opportunities and the percent of the long-term Incentive Award Opportunity attributable to the LTIP.

8. Performance Measures and Performance Target Levels.

(a) Performance Measures. The Plan will focus on two to four key Company financial and/or operational goals which align with the Company’s overall business strategy. The performance goals in the LTIP will be recommended by senior executives for approval by the Committee and/or the Board of Directors on an annual basis.

(b) Performance Targets. Performance Targets for each Performance Measure will be established and approved by the Committee and/or Board of Directors once the Performance Measures have been approved. The LTIP Performance Target setting process should be conducted in conjunction with both the financial budget target setting process and any annual adjustments to the Company’s long-term strategy and annual business planning performance objectives. Senior executives will recommend target levels of performance to the Committee and/or Board of Directors for approval on an annual basis. Senior executives, the Committee and/or Board of Directors will use the target setting guidelines specified below in determining appropriate LTIP Performance Targets.

Threshold, Target and Outstanding levels of performance will be identified within the LTIP. The Threshold level of performance represents the minimum acceptable financial performance level. The Target level of performance represents achievement of the Company’s long-term business plan goals. The Outstanding level of performance represents the maximum reasonable performance for a similarly-sized company within the industry identified in the Company’s Compensation Philosophy. Performance Target levels may be set using cumulative values or average values over the performance period, depending on the Performance Measures selected.

9. LTIP Payouts.

Performance at or below the Threshold level of performance will result in a Payout recommendation of 0% of the target long-term Incentive Award Opportunity attributable to the LTIP. Target performance will result in a Payout recommendation of 100% of the target long-term Incentive Award Opportunity attributable to the LTIP. Outstanding performance will result in a Payout recommendation of 200% of the target long-term Incentive Award Opportunity attributable to the LTIP. Payouts will be linearly interpolated between Threshold and Target and between Target and Outstanding levels of performance.

If the Payout is in the form of Stock, the number of shares granted will be calculated by dividing the Participants calculated long-term Incentive Award attributable to the LTIP by the Company’s closing stock price on the day of the date of grant. If a Stock Payout has been earned and approved by the Committee, the grant date will be determined by the Committee.

10. LTIP Award Type.

If an LTIP Payout is earned, the Award Type or Award vehicle utilized will be Stock and/or cash. Until Participants meet ownership guidelines, Stock will be the sole Award Type/vehicle utilized in the LTIP. Once Participants reach ownership guidelines, Participants may elect to receive up to 50% of any earned Payout in cash.

(a) Stock. If an LTIP Payout is earned, Stock will be granted to eligible Participants following the end of the performance period and the availability of performance measurement data. Any share of Stock which the Committee may grant to Employees shall be subject to the following terms and conditions, and to such other terms and conditions as are either applicable generally to Awards, or prescribed by the Committee in Participant Agreements:

Holding Period. At the time of each grant of Stock, there shall be established a holding period, during which Participants are restricted from selling or transferring such shares without the written authorization of the Committee. The holding period is three years from the date of grant.

Holding Period upon Death, Disability, or Retirement. The holding period will be waived in the event of death, Disability or normal retirement.

Holding Period upon Termination. The holding period will remain three years from the date of grant for both voluntary and involuntary termination.

Ownership; Voting. Stock certificates issued in accordance with this Plan shall be registered in the name of the Participant, whereupon the Participant shall become a stockholder of the Company with respect to such Stock and shall, to the extent not inconsistent with express provisions of the Plan, have all the rights of a stockholder, including but not limited to the right to receive all dividends paid on such Shares and the right to vote such Shares.

Vesting. The Stock granted in accordance with this Plan is fully vested upon grant and subject to the holding period described herein.

(b) Cash Award. If Participants are in compliance with the Company’s Stock Ownership Guidelines they may elect to receive up to 50% of an earned Payout in cash. Cash payments, like stock grants, will be made after the end of the performance period, when performance results are verified and Payouts are approved by the Committee and/or Board of Directors.

11. Change of Control.

(a)	“Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then “Effective Date” means the date immediately prior to the date of such termination of employment.

(b)	“Change of Control Period” means the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c)	“Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(d)	“Change of Control” means:

1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 49% or more of either (A) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this Section 11.(d)1), the following acquisitions shall not constitute a Change of Control Event: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its affiliated companies or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 11.(d)3)(i), 11.(d)3)(ii) and 11.(d)3)(iii).

2) Individuals who, as of the date hereof, constitute the Board of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Corporation; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of the Corporation.

3) Consummation of a reorganization, merger, consolidation or a sale or other disposition of all or substantially all of the assets of the Corporation (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 49% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

4) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

5) The occurrence of any event that would constitute a Change of Control Event were the term “Bank” substituted for the term “Corporation” in every instance where the term “Corporation” appears in Sections 11.(d)1) through 5) hereof, other than an event after which the Corporation and its affiliates in the aggregate continue to hold, directly or indirectly, at least a majority of both the then-outstanding shares of common stock of the Bank and the combined voting power of the then-outstanding voting securities of the Bank entitled to vote generally in the election of directors (unless such event is approval by the stockholders of the Bank of a complete liquidation or dissolution of the Bank, which shall be considered a Change of Control Event in all cases).

12. Payment Deferrals.

Eligible Participants may elect to defer up to 100% of earned Payouts from the LTIP by submitting a timely deferral form. Deferrals will be made in Stock until such time as the individual has achieved their designated ownership target at which time a Participants may elect to defer both Stock grants and cash payments from the Plan. The Deferral of stock grants will be allocated to the CFB Stock Measurement Fund, maintained in the Stock Option and Restricted Stock Deferral Plan. Cash deferrals will be allocated to the investment fund/s elected by the Participant in the Amended and Restated Deferred Compensation Plan for Highly Compensated Employees.

13. Administration of the Plan.

(a) Composition of the Committee. The Plan shall be administered by the Compensation Committee of the Board which is composed of Non-Employee Directors and who are “outside directors” under Section 162(m) of the Code and the regulations thereunder. Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Plan shall be administered by those members of the Board who are Non-Employee Directors and “outside directors”.

(b) Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to approve Participants and grant or modify Awards recommended by the CEO, (ii) to determine and set Incentive Award Opportunities, Performance Measures and Performance Targets and determine whether said Measures and Targets are satisfied; (iii) the form and content of Awards to be issued in the form of Agreements under the Plan, (iv) to interpret the Plan, (v) to prescribe, amend and rescind rules and regulations relating to the Plan, and (vi) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

(c) Agreement. Each Award shall be evidenced by a written Agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. The Chairman of the Committee and such other Directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

(d) Effect of the Committee’s Decisions. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

(e) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder to the full extent provided for under the Company’s governing instruments with respect to the indemnification of Directors.

14. Extraordinary Factors/Events.

The Board of Directors may increase or decrease an LTIP Payout based on extraordinary events or factors which effect Company performance.

15. Non-Transferability of Awards.

An Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner before it is transferred to the Participant and all applicable restrictions, including, but not limited to, restrictions on transfers, have expired or been waived in accordance with this Plan.

16. Payout Date.

Once the Committee and/or Board has determined that an LTIP Payout has been earned the timing of such Payout will be in the first quarter of the year following the end of the performance period.

17. Plan Effective Date.

The Plan Effective Date is January 1, 2004.

18. Amendment and Termination of the Plan.

The Board may from time to time amend the terms of the Plan and suspend or terminate the Plan. No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

19. Withholding Tax.

Applicable taxes will be withheld from LTIP Payouts. Because of the tax liability created by Stock Grants, Participants may elect to reduce the number of shares awarded and receive cash in order to cover the amount of the expected tax liability.

20. Income Tax.

Participants should consult their tax advisors regarding applicable taxes associated with LTIP Payouts. Generally, employees are taxed at the time Stock is released without restrictions, based on the fair market value of the stock grant and at ordinary income tax rates. Upon the sale of the stock, any further appreciation realized by the Employee is taxed at capital gains rates.

21. No Employment or Other Rights.

Employment of employees of Commercial Federal Corporation, the Bank or an Affiliate is “at will,” meaning that either the employee or the employer has the right to terminate the employee’s employment at any time, for any reason, with or without cause. In no event shall an Employee’s eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, or any other party to continue service with the Company, the Bank, or any Affiliate of such corporations. No Employee shall have a right to be granted an Award or, having received an Award, the right to be granted a subsequent Award.

APPROVAL:

This Long-Term Incentive Plan approved by the Commercial Federal Bank/Commercial Federal Corporation Board of Directors on on the 17th of September, 2003.

/s/ William A. Fitzgerald

W.A. Fitzgerald, Chairman of the Board of Directors